SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

     FORM 8-K CURRENT REPORT

_________________

Date of report (date of earliest event reported): May 25, 2004

UNIVERSAL GUARDIAN HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-24755	33-0379106
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation or organization)

4695 MacArthur Blvd.
Suite 300
Newport Beach, California 92660 (949) 861-8295
(Address of principal executive offices) (Zip Code)
(Registrant's telephone number, including area code:)

N/A
(Former name or former address, if change since last report)

Item 1. Changes In Control Of Registrant

Not applicable

Item 2. Acquisition Or Disposition Of Assets

Not applicable

Item 3. Bankruptcy Or Receivership

Not applicable

Item 4. Changes In Registrant's Certifying Accountant

Not applicable

Item 5. Other Events And Regulation FD Disclosure

On May 25, 2004, Universal Guardian Holdings, Inc. accepted a subscription for the purchase by the Absolute Return Europe Fund, an accredited investor, of 2,500,000 unregistered shares of common stock for gross proceeds of $1,500,000. As consideration for the shares, Universal Guardian Holdings agreed to (1) pay $150,000 or 10% of the gross proceeds of the private placement to a registered broker-dealer, Hunter World Markets, Inc., as placement agent, and (2) issue to Hunter World Markets, Inc. warrants to purchase 625,000 unregistered shares of common stock at the price of $1.50 per share and an additional 625,000 unregistered shares of common stock at the price of $2 per share. The aforesaid warrants become exercisable on June 24, 2004 and lapse, to the extent not exercised, on August 23, 2004. According to the terms of the underlying common stock purchase agreement and warrants, Universal Guardian Holdings shall use its best efforts to file a registration statement to register the common stock and shares underlying the warrants by July 9, 2004, and to use its best efforts to cause the registration statement to be declared effective by September 24, 2004. If the registration statement is not declared effective by the SEC by the target effective date (September 24, 2004), or it does not remain effective and available for use, Universal Guardian Holdings must pay Absolute Return Europe Fund a cash payment of $15,000, such amount being equal to 1% of the purchase price. If Universal Guardian Holdings's failure to procure the effectiveness of the registration statement or to maintain the effectiveness of the registration statement shall continue for more than 30 days, the company must pay Absolute Return Europe Fund $15,000 each month thereafter until the delinquency no longer continues, or May 25, 2005, whichever is first.

Item 6. Resignations Of Registrant's Directors

Not applicable

Item 7. Financial Statements And Exhibits

7.1	Common Stock Purchase Agreement dated May 25, 2004 between Universal Guardian Holdings, Inc. and Absolute Return Europe Fund

7.2	Common Stock Purchase Warrant dated May 25, 2004 issued to Hunter World Markets, Inc.

7.3	Common Stock Purchase Warrant dated May 25, 2004 issued to Hunter World Markets, Inc.

Item 8. Change In Fiscal Year

Not applicable

Item 9. Regulation FD Disclosure

Not applicable

Item 10. Amendments to the Registrant's Code of Ethics, or Waiver of a Provision of the Code of Ethics

Not applicable

Item 11. Temporary Suspension of Trading Under Registrant's Employee Benefit Plans

Not applicable

Item 12. Results of Operations and Financial Condition

Not applicable

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated at Costa Mesa, California, this 30th day of June, 2004.

UNIVERSAL GUARDIAN HOLDINGS, INC.,
a Delaware corporation

By:	/s/ Michael J. Skellern

Michael J. Skellern
President and Chief Executive Officer
(principal executive officer)